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                                                                     Exhibit 5.1

        [Letterhead of Cooperman Levitt Winikoff Lester & Newman, P.C.]

                                February 2,2000


Robotic Vision Systems, Inc.
5 Shawmut Road
Canton, Massachusetts 02021

     Re:  Amendment No. 1 to Registration Statement on Form S-3
          Under the Securities Act of 1933, As Amended


Gentlemen:

     In our capacity as counsel to Robotic Vision Systems, Inc., a Delaware corporation (the "Company"), we have been asked to render this opinion in connection with Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-94971) being filed contemporaneously herewith by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"), covering (i) 5,000,000 shares of common stock, par value $.01 per share, of the Company (the "Common Shares") being offered for the account of the Company (the "Company Common Shares"), (ii) 750,000 additional Common Shares, being offered for the account of the Company to cover over-allotments (the "Over-Allotment Shares") and (iii) an estimated 250,000 additional Common Shares being offered for the account of a selling shareholder upon conversion of a $2,000,000 subordinated convertible note (the "Convertible Note") held by the selling shareholder (the "Shareholder's Common Shares").

     In that connection, we have examined the Restated Certificate of Incorporation, as amended, and the By-laws of the Company, the Registration Statement, corporate proceedings of the Company relating to the issuance of the Company Common Shares, the Over-Allotment Shares, the Convertible Note and the Shareholder's Common Shares and such other instruments and documents as we have deemed relevant under the circumstances.

     In making the aforesaid examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us as original or photostatic copies. We have also assumed that the corporate records furnished to us by the Company include all corporate proceedings taken by the Company to date.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

     2. The Company Common Shares and the Over-Allotment Shares have each been duly and validly authorized and, when issued and paid for as described in the Registration Statement, will be duly and validly issued, fully paid and non-assessable Common Shares.

     3. The Shareholder's Common Shares have been duly and validly authorized and, when issued upon conversion of the Convertible Note as described in the Registration Statement, will be duly and validly issued, fully paid and non-assessable Common Shares.

     We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.


                                        Very truly yours,

                                        COOPERMAN LEVITT WINIKOFF
                                           LESTER & NEWMAN, P.C.


                                        By: /s/ Harris Jaffe
                                            -----------------------------------
                                            A Member of the Firm